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                                                                       EXHIBIT 4


                               AMENDMENT NO. 1 TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT


                  This Amendment (the "Amendment"), dated as of February 13, 1997, is entered into by and between USLIFE Corporation, a New York corporation (the "Company"), and The Chase Manhattan Bank, a Delaware corporation, as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent have entered into an Amended and Restated Rights Agreement, dated as of June 24, 1986, as further amended and restated heretofore (the "Agreement");

                  WHEREAS, the Company wishes to amend the Agreement; and

                  WHEREAS, Section 5.5 of the Agreement provides, among other things, that prior to the close of business on the Flip-in Date the Company may and the Rights Agent shall, if the Company so requests, supplement or amend certain provision of the Agreement without the approval of any holders of Rights.

                  NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

                  1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

                  2. Section 1.1(a) of the Agreement is amended to add the following sentence to the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, neither American General Corporation ("American General") nor any subsidiary of American General (any such subsidiary being referred to herein as "Merger Sub") established to effect the Merger (as defined herein) shall be deemed to be an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events"), contemplated by the Agreement and Plan of Merger, dated as of February 12, 1997, as the same may be amended from time to time, by and among the American General, Texas Stars Corporation, a New York corporation and a wholly-owned subsidiary of



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         American General and the Company (the "Merger Agreement"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company."

                  3. Section 1.1(h) of the Agreement is amended by (a) substituting a comma for the word "and" in the third line thereof, (b) substituting the word "and" for the period at the end of the paragraph and (c) adding the following clause to the end thereof:

                  "(iii) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), provided, however, that if the Merger contemplated by the Merger Agreement does not occur and the Merger Agreement is terminated, the Rights will remain exercisable until the earlier of (i) or (ii) above, and no Expiration Date shall be deemed to have occurred as a result of clause (iii)."

                  4. Section 1.1(i) of the Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Flip-in Date."

                  5. Section 1.1(j) of the Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Flip-over Transaction or Event."

                  6. Section 1.1(s) of the Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Separation Date."




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                  7. Section 1.1 (t) is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, the acquisition of beneficial ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Stock Acquisition Date."

                  8. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

                  9. This Amendment shall be governed by and constructed in accordance with the laws of the State of New York.

                  10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.





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                  11. This Amendment may be executed in two or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 13th day of February, 1997.

                                          USLIFE CORPORATION


                                          By:  /s/ Gordon E. Crosby, Jr.
                                              -----------------------------
                                              Name: Gordon E. Crosby, Jr.
                                              Title: Chairman of the Board

                                          THE CHASE MANHATTAN BANK


                                          By:  /s/ Michael A. Nespoli
                                              -----------------------------
                                              Name: Michael A. Nespoli
                                              Title: Vice President





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